CONFIDENTIAL TREATMENT REQUESTED BY NINETOWNS INTERNET TECHNOLOGY GROUP COMPANY LIMITED. THIS EXHIBIT HAS BEEN REDACTED. REDACTED MATERIAL IS MARKED WITH “*” AND HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit 4.65

STRATEGIC COOPERATIVE PARTNERSHIP AND FRANCHISE AGREEMENT

Party A’s Contract Number:

Beijing Ninetowns Ports Software and Technology Co., Ltd. (hereinafter referred to as “Party A”), Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. (hereinafter referred to as “Party B”) and Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. Shanghai Branch (hereinafter referred to as “Party C”) have entered into this agreement with respect to the establishment of a strategic cooperative partnership relationship between the parties and Party B’s consent to engagement of Party C as Party A’s franchisee:

Party A:	Beijing Ninetowns Ports Software and Technology Co., Ltd.

Address:	Building No.14, 7th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code:	100070
Telephone:	010-58056688

Party B:	Beijing Ninetowns Zhi Fang Software Technology Co., Ltd.

Address:	Buiding No. 1, 5th Block, 188 South 4th Ring Road West, Fengtai District, Beijing
Zip code:	100070
Telephone:	010-58056553

Party C:	Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. Shanghai Branch

Address:	Xinhe District, Shanghai (Room 129, No. 579, Xinjiang Road, Chongming County)
Zip code:	202156
Telephone:	021-52283902

I. Franchised Products:

Electronic supervision services (iQS) meet the operational requirements of the General Administration of Quality Supervision, Inspection and Quarantine of the PRC, achieve online supervision of enterprises and products filings and clearance, allow users to obtain governmental supervision items and inspection and quarantine standards from time to time, and ensure that import and export products meet the governmental inspection and quarantine standards.

In order to enhance Party C’s reputation, and in consideration of the degree of acceptance of software sales companies by import/export enterprises in Party C’s franchised area, Party A hereby authorizes Party C to use the Ninetowns trade name in its company name.

II. Franchised Area:

Shanghai.

III. Term of Franchise:

From January 1, 2013 to December 31, 2013.

IV. Recommended Distribution Price:

The standard annual service fee of the iQS is RMB3,600 per year. Party B may charge a different price according to market competition.

V. Obligations of Both Parties:

Obligations of Party A:

1.	Party A undertakes that the products that it provides have been authorized by the General Administration of Quality Supervision, Inspection and Quarantine of the PRC.

2.	In order to enhance Party B’s reputation, Party A hereby authorizes Party B to use the Ninetowns trade name in its company name, provided, however, that Party B shall not use such trade name to engage in business activities that are not related to the business as contemplated hereunder.

3.	Party A undertakes that during the term of this agreement, it will obtain Party B’s prior consent before developing other franchisees within the franchised area.

4.	Party A shall provide Party B with marketing and training materials in connection with the franchised products.

5.	Party A shall provide Party B with technical support services.

6.	Upgrade services.

Obligations of Party B:

1.	Party B undertakes that during the term of this agreement, it will obtain Party C’s prior consent before developing other franchisees within the franchised area.

2.	Party B shall provide marketing and training materials in connection with the franchised products.

3.	Party B shall provide Party C with technical support services.

Obligations of Party C:

1.	Party C is responsible for distribution of Party A’s products, after-sale services and technical support in the franchised area.

2.	Party C undertakes that it will provide users with after-sales service and technical support in accordance with Party A’s service standards and service contents.

3.	Party C undertakes that the sales data delivered by Party C to Party A monthly, i.e. the monthly sales report, will be true and accurate.

VI. Product Settlement Prices:

The settlement prices are as follows:

Party A shall be entitled to receive ******* of the total revenue generated by Party C with respect to the electronic supervision services (iQS) for the users.

VII. Settlement Schedule:

Party A and Party C agree that they shall settle payable amounts within 30 days after three months following relevant settlement period. Party C shall deliver a monthly sales report to Party A’s financial management center by the end of each month.

The form of the monthly sales report is attached hereto.

VIII. Agreement Amendment

If either party hereto requests to amend this agreement, it shall notify the other party in writing, and the other party shall respond within one week. All amendments of this agreement must be made in writing by both parties, and such amendments shall be deemed as inseverable parts of this agreement.

IX. Rights of Each Party to Terminate this Agreement Unilaterally

If any of the following circumstances occurs, Party A is entitled to terminate this agreement unilaterally without any liability for breach of contract:

1.	Party C becomes a franchisee for any other product that competes with Party A in the franchised area during the term of this agreement without Party A’s consent;

2.	Party C fails to comply with relevant state or industrial laws or regulations, resulting in damages to Party A’s products and goodwill;

3.	Party C engages in any form of counterfeit activities with respect to Party A’s products;

4.	Party C fails to provide post-sales services and technical support to product clients in accordance with Party A’s service guidance and contents causing complaints from a large number of clients.

If any of the following circumstances occurs, Party C is entitled to terminate this agreement unilaterally without any liability for breach of contract:

1.	Party A develops new franchisees within Party C’s franchised area during the term of this agreement without Party C’s consent;

2.	Party A refuses to provide product-related marketing and training materials or product-related technical training to Party C.

X. Termination of Agreement

This agreement is automatically terminated upon the occurrence of any of the following circumstances:

1.	Expiration of this agreement;

2.	Mutual consent by the parties during the term of this agreement;

3.	Failure by the parties to reach an agreement in the event that either party makes a request to amend this agreement, which makes the further performance of this agreement impossible.

XI. Renewal of Agreement

The parties shall notify the other party in writing of its intention whether to renew this agreement at least 30 days prior to the expiration hereof. This agreement may be renewed upon the parties’ mutual consent. If either party fails to notify the other party prior to expiration, such party shall be deemed to have agreed on the termination hereof, and the other party shall be entitled to take any action without assuming any liability for breach of contract.

XII. Force Majeure

A force majeure event means an event that both parties could not foresee when they entered into this agreement, and the occurrence and consequences of which cannot be prevented or overcome by the parties.

If it is impossible for either party to perform this agreement due to a force majeure event, it shall promptly notify the other party of the reasons why it is impossible to perform this agreement or it needs to delay its performance or perform part of this agreement, and it shall provide legally valid supporting documents. Through consultation by both parties, the parties may approve a delay of the performance, a partial performance or a waiver of performance, and part or all of the liabilities for breach of contract may be exempted, if agreed by the parties. If a force majeure event occurs after either party’s delayed performance, such party may not be exempted from all liabilities for breach of contract.

XIII. Liability for Breach of Contract

1.	If the parties can not continue the performance of this agreement due to either party’s breach, the breaching party shall pay the other party liquidated damages equal to 10% of all amounts payable during the performance of this agreement.

2.	If Party C fails to settle with Party A within the time limit as set forth herein, Party C shall pay a late penalty to Party A, calculated at the bank lending interest rate for such overdue period. The calculation shall be made according to the amount of the late payment and related period.

XIV. Dispute Resolution

Any dispute arising from this agreement shall be first settled through friendly negotiation. If the parties fail to reach an agreement after negotiation, either party may bring a lawsuit to Beijing Fengtai District People’s Court to settle such dispute by litigation.

XV. Matters not covered by this agreement shall be settled through consultation by both parties and confirmed by a written agreement by the parties attached hereto. Such attachments shall be an inseverable part of this agreement and have the same force and effect as this agreement.

This agreement shall be executed in six counterparts. Either party shall hold two counterparts with each counterpart having the same force and effect. This agreement shall take effect upon the parties’ execution with their corporate seals affixed to this agreement.

(Signature Page)

Party A:

Beijing Ninetowns Ports Software and Technology Co., Ltd.

[Seal]

Date: January 1, 2013

Party B:

Beijing Ninetowns Zhi Fang Software Technology Co., Ltd.

[Seal]

Date: January 1, 2013

Party C:

Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. Shanghai Branch

[Seal]

Date: January 1, 2013

                    Monthly Sales Report

Products Name	Service Fee	Number of Distribution	Amount of Distribution
Electronic Supervision Services (iQS)	Service fee per year
Service fee per list
Service fee per time
Total

Name of Enterprise: Beijing Ninetowns Zhi Fang Software Technology Co., Ltd. Shanghai Branch

Contact Person: Yun Gu